SECRETARY OF STATE


                                State of Nevada


                                Corporate Charter

     I, DEAN HELLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that GOLDTECH MINING CORPORATION did on November 12, 2003 file in this office the original Articles of Incorporation; that said Articles are now on file and of record in the office of the Secretary of State of the State of Nevada, and further, that said Articles contain all the provisions required by the law of said State if Nevada.


     IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office, in Carson City, Nevada, on November 13, 2003.

                                                /S/ DEAN HELLER



                                                    DEAN HELLER
                                                Secretary of State


                                                    Laurie Freeman
                                                By  Certification Clark



                            ARTICLES OF INCORPORATION
                                       OF
                           GOLTECH MINING CORPORATION

     The undersigned natural persons of the age of eighteen (18) years or more acting as incorporator of a corporation under the Nevada Revised Civil Statute 78, hereby adopts the following Articles of Incorporation:

                                    ARTICLE I

                                      NAME

The name of the corporation (hereinafter called "Corporation") is Goldtech Mining Corporation.

                                   ARTICLE II

                               PERIOD OF DURATION
                               ------------------

The period of duration of the Corporation is perpetual.

                                   ARTICLE III

                               PURPOSES AND POWERS
                               -------------------

     The purpose for which this Corporation is organized is to engage in the business of investing in investments of all forms and nature and to engage any and all other lawful business.

                                   ARTICLE IV

                                 CAPITALIZATION
                                 --------------

     The total number of shares of stock which the Corporation shall have the authority to issue is one hundred million (100,000,000) shares, consisting of ninety-five million (95,000,000) shares of Common Stock having a par value of $.oo1 per shares and five million (5,000,000) shares of Preferred Stock having a par value of $.oo1 per share.

     A. Preferred Stock

     The Board of Directors is authorized, subject to the limitations prescribed by law and the provisions of this Article, to provide for the issuance of the shares of Preferred Stock in series, and by filings a certificate pursuant to the applicable law of the State of Nevada, to establish from time to time the number of shares to be included in each suxh series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.






          1. authority of the Board with respect to each series shall include, but not limited to., determination of the following.:

               a. The number of shares constituting that series and the distinctive designation of that series;

               b. The dividend rate on the shares of that series, whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

               c. Whether that series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

               d. Whether that series shall have conversion privileges and, if so, the terms and conditions of such conversions, including provision for adjustments of the conversion rate in such events as the Board of Directors shall determine;

               e. Whether or not the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

               f. Whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund;

               g. The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

               h. Any other relative rights, preferences and limitations of that series; and

          2. Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment, before any dividends shall be paid or declared and set apart for payment on Common Stock with respect to the same dividend period.

          3. If upon any voluntary or involuntary liquidations, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient t pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

          4. Unless otherwise provided in any resolution of the Board of Directors providing for the issuance of any particular series of Preferred Stock, no holder of Preferred Stock shall have any pre-emptive right as such holder to subscribe for, purchase or receive any part of any new or additional issue or capital stock of any class or series, including unissued and treasury stock, or obligations or other securities convertible into or exchangeable for capital or opinions to subscribe for, purchase or receive any capital stock of any class or series, whether now or hereinafter authorized and whether issued for cash or other consideration or by way of dividend.

II.  Common Stock

          1. Subject to the prior and superior rights of the Preferred Stock and on the conditions set forth in the foregoing parts of this article or in any resolution of the Board of Directors providing for the issuance of any particular series of Preferred Stock, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on the Common Stock from time to time out of any funds legally available therefore.

          2. Except as otherwise provided by law, by this Certificate of incorporation or by the resolution or resolutions of the Board of Directors providing for the issue of any series of the Preferred Stock, the Common Stock, shall have the exclusive right to vote for the election of directors and for all other purposes, each holder of the Common Stock being entitled to one vote for each share hold.

          3. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock respectively shall be entitled, or a sum sufficient for such payments in assets Stock in accordance with their respective rights and interest, to the exclusion of the holders of the Preferred Stock.

                                    ARTICLE V

                           REGISTERED OFFICE AND AGENT

     The name and address of the corporation's registered agent is Rita S. Dickson, 1161 Ambassador Dr. Reno NV 89523

                                   ARTICLE VI

                                    Directors

     The Corporation shall be governed by a Board of Directors consisting of one director or such number which shall be fixed the Corporation's bylaws the name and address of the initial director is

                         Name                      Address

                         Ralph Jordan              4909 Waters Edge Dr. #160
                                                   Raleigh, NC  27606


                                   ARTICLE VII

                       LIABILITY OF OFFICERS AND DIRECTORS

     A director or officer of the Corporation shall not be liable to the Corporation or its shareholders for damages for breach of fiduciary duty as a director or officer unless the act or omission involves intentional misconduct, fraud, a knowing violation of law or the payment of an unlawful dividend in violation of NRS 78.300.

                                   ARTICLE IX

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Corporation shall indemnify any and all persons who may serve or who have served at any time as directors or officers or who, at the request of the Board of Directors of the Corporation, may serve or at any time have served as directors or officers of another corporation in which the Corporation at such time owned or may own shares of stock or of which it was or may be a creditor, and their respective heirs, administrators, successors and assigns, against any and all expenses, including amounts paid upon judgments, counsel fees and amounts paid in settlement (before or after each is commenced), actually and necessarily by such persons in connection with the defense or settlement of any claim, action, suit or proceeding in which they or any of them, are made parties, or a party, or which may be asserted against them or any of them, by reason of being or having been directors or officers of the Corporation, or of such other corporation, except in relation to matters as to which any such director or officer of the Corporation, or of such other corporation or former director or officer or person shall be adjudged in any action, suit or proceeding to be liable for his own negligence or misconduct in the performance of his duty. Such indemnification shall be in addition to any other rights to which those indemnified may be entitled under any law, by law, agreement, and vote of shareholders or otherwise.


DATED this 3rd day of November 2003.                 Incorporator:

                                                     /s/ Hank Vanderkam
                                                     ------------------
                                                     Hank Vanderkam
                                                     Vanderkam & Associates
                                                     1301 Travis, # 1200
                                                     Houston, TX 77002


STATE OF TEXAS             $
                           $
COUNTRY OF BARRIS          $

     On Nov 3, 2003 personally appeared before me, a Notary Public, Hank Vanderkam who acknowledged that he executed the above document in his capacity as Incorporator of Goldtech Mining Corporation.


                                        ________________________________
                                       Notary Public for the State of Texas